Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com
Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com
EMERGENT BIOSOLUTIONS TO ACQUIRE TRUBION PHARMACEUTICALS
•	Trubion provides promising clinical-stage therapeutic candidates in the targeted disease areas of oncology and autoimmunity

•	Trubion offers novel, protein therapeutic platforms and scientific expertise for developing innovative therapeutic candidates

•	Transaction leverages large pharma partnerships to provide sales and marketing infrastructure

•	Emergent reaffirms 2010 guidance for revenues and net income
ROCKVILLE, MD, August 12, 2010—Emergent BioSolutions Inc. (NYSE: EBS) announced today it has entered into a definitive agreement to acquire Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN) for upfront consideration of $96.8 million of value and up to $38.7 million of success-based milestones, resulting in a total consideration of up to $135.5 million. The acquisition will diversify Emergent’s product development pipeline with the addition of Trubion’s two clinical-stage product candidates focused on the targeted disease areas of oncology and autoimmunity. The acquisition also offers novel platforms, consisting of proprietary Small Modular Immunopharmaceutic (SMIPTM) and SCORPIONTM technologies, for developing additional innovative therapeutic candidates.
The acquisition of Trubion is expected to further Emergent’s position as a leading, fully integrated biopharmaceutical company focused on the manufacture, development and commercialization of vaccines and antibody therapeutics. Trubion’s clinical and preclinical stage programs, as well as its leading edge science, will expand Emergent’s product development pipeline and significantly broaden its antibody-based capabilities. Upon closing, the transaction is expected to provide approximately $20 million in cash, net of customary closing costs, and $70 million of net operating losses (NOLs) that are expected to be used over the next ten years.
Trubion’s development pipeline is comprised of two clinical-stage therapeutic candidates and multiple preclinical programs, including:
•	a clinical-stage CD20 directed SMIP candidate (SBI-087) for the treatment of Rheumatoid Arthritis (Phase 2) and Systemic Lupus Erythematosus (Phase 1/2) in partnership with Pfizer;

•	a clinical-stage CD37 targeted SMIP candidate (TRU-016) for the treatment of Chronic Lymphocytic Leukemia (Phase 1/2), Non-Hodgkin’s Lymphoma (Preclinical/Phase 1) in partnership with Abbott; and

•	promising preclinical candidates based on the novel, proprietary SMIP and SCORPION platforms for the treatment of selected oncology and autoimmune diseases.
Fuad El-Hibri, chairman of the board of directors and chief executive officer of Emergent BioSolutions, stated, “This acquisition strengthens Emergent’s biologics capabilities in two key aspects. First, it diversifies our product pipeline beyond infectious diseases into the two high growth areas of oncology and autoimmunity. And, second, it broadens our monoclonal antibody therapeutic capabilities. Emergent’s stable vaccine franchise, substantial capital resources, and expertise in manufacturing and product development combined with Trubion’s world-class therapeutic platform technologies and clinical-stage development programs should translate into significant value over the near and long term.”
Steven Gillis, Ph.D., executive chairman of the board of directors and acting president of Trubion, stated, “The acquisition of Trubion by Emergent should accelerate the continued development of our leading products and technologies. We believe the combination of Emergent’s strong financial position and expertise in development of biologics with Trubion’s innovative SMIP and SCORPION protein therapeutic product candidates and technologies will provide an efficient and effective development path for these promising products and technologies.”
Emergent will maintain research facilities in Seattle, Washington upon completion of the acquisition, and the location will become a therapeutics-focused product development site for the combined company. Taking this transaction into account, Emergent is reaffirming its annual 2010 forecast of $275 to $300 million in total revenues and $40 to $50 million in net income.
Terms of the Agreement
The transaction has been approved by the Boards of Directors of both companies and is subject to customary closing conditions, including the approval of the acquisition by stockholders of Trubion Pharmaceuticals and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Under the terms of the agreement, each share of Trubion Pharmaceuticals common stock will be converted into the right to receive an upfront payment of $1.365 per share in cash and 0.1641 shares of Emergent BioSolutions common stock. The upfront payment represents a value of $4.55 per share, or approximately $96.8 million, based on Trubion’s total common shares outstanding, the net value of dilutive stock options, and the trading average of Emergent BioSolutions common stock for the five days prior to the signing of the definitive agreement. In the aggregate, Emergent will issue approximately 3,350,000 shares of its common stock as part of the upfront consideration, which after the closing of the merger will represent approximately 9.2% of Emergent’s total shares outstanding. Certain of these shares will be subject to lockup provisions. Trubion Pharmaceuticals stockholders will also receive one Contingent Value Right (CVR) per share, which will entitle the holders to receive cash payments based upon achievement of five predefined Phase 2 and Phase 3 clinical study initiation milestones and one manufacturing-related milestone. The total potential aggregate value of the CVRs is $38.7 million over a 36-month period following the closing of the merger.
Details regarding the predefined milestones are as follows:

Milestone Events	Applicable Payments
Initiation of the first Phase 2 clinical study for TRU-016	$1.75 million
Release of TRU-016 manufactured for use in clinical studies	$10.0 million
Initiation of dosing in the first Phase 2 clinical study for a non-CD20 target	$0.75 million
Initiation of the first Phase 3 clinical study in oncology indication for TRU-016	$15.0 million
Initiation of dosing in the first Phase 3 clinical study for the first major indication for CD20 candidate	$6.25 million
Initiation of dosing in the first Phase 3 clinical study for the second major indication for CD20 candidate	$5.0 million
The acquisition of Trubion is expected to close in the fourth quarter of 2010.
Conference Call and Webcast
Emergent will host a conference call to discuss the acquisition of Trubion Pharmaceuticals on August 12, 2010 at 5:00 pm Eastern. The conference call will be accessible by dialing 866/578-5788 or 617/213-8057 (international) and providing passcode 73134743. The call will also be webcast, accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.
A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 48453582. The replay will be archived for an indefinite period on the company’s website, www.emergentbiosolutions.com, under “Investors”.
Advisors
Wedbush PacGrow Life Sciences is acting as financial advisor and Bingham McCutchen LLP is acting as legal advisor to Emergent BioSolutions for this transaction. MTS Health Partners, L.P. is acting as financial advisor and Fenwick & West LLP is acting as legal advisor to Trubion Pharmaceuticals.
About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease. Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax disease. Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia. Additional information may be found at www.emergentbiosolutions.com.
Additional Information and Where to Find It
This communication is being made in connection with the proposed merger (the “Merger”) among Emergent BioSolutions Inc. (“Emergent”), Trubion Pharmaceuticals, Inc. (“Trubion”) and certain of Emergent’s direct and indirect wholly-owned subsidiaries. Emergent intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which will contain a prospectus relating to the securities Emergent intends to issue in the proposed Merger. Trubion intends to file a preliminary proxy statement in connection with the proposed Merger and to mail a definitive proxy statement and other relevant documents to Trubion’s stockholders.

Stockholders of Emergent and Trubion and other interested persons are advised to read, when available, the registration statement and Trubion’s preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with Trubion’s solicitation of proxies for the special meeting to be held to approve the Merger because these documents will contain important information about Trubion, Emergent and the proposed Merger. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the Merger. Stockholders will also be able to obtain a copy of the documents filed with the SEC, without charge, once available, at the SEC’s website at http://www.sec.gov or by directing a request to: Emergent BioSolutions Inc., Attn: Investor Relations, 2273 Research Boulevard, Suite 400, Rockville, Maryland 20850, or Trubion Pharmaceuticals, Inc., Attention: Investor Relations, 2401 4th Avenue, Suite 1050, Seattle, Washington, 98121.
Participants in Solicitation
Emergent, Trubion and their respective directors and officers may be deemed participants in the solicitation of proxies from Trubion’s stockholders. Information regarding Emergent’s directors and officers is available in Emergent’s proxy statement for its 2010 annual meeting of stockholders and its 2009 annual report on Form 10-K, which were filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Information regarding Trubion’s directors and officers is available in Trubion’s proxy statement for its 2010 annual meeting of stockholders and its 2009 annual report on Form 10-K, which were filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Information regarding Trubion’s directors and officers will also be contained in Trubion’s proxy statement in connection with the Merger when it becomes available. Emergent’s and Trubion’s stockholders may obtain additional information about the interests of Trubion’s directors and officers in the Merger by reading Trubion’s proxy statement when it becomes available.
Emergent BioSolutions Forward-Looking Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy and how the acquisition of Trubion will impact that strategy, the financial impact of the merger on Emergent’s 2010 forecast, the provision of expected cash and NOLs, the anticipated timing for the transaction and anticipated future operations, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the effectiveness of Emergent’s registration statement on Form S-4 or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties’ ability to meet expectations regarding the timing, completion and financial and tax treatments of the merger; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate Trubion’s operations into those of Emergent; such integration may be more difficult, time-consuming or costly than expected; operating costs, partner loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, partners, licensors and others) may be greater than expected following the transaction; the retention of certain key employees of Trubion may be difficult; the parties are subject to intense competition and increased competition is expected in the future; the failure to protect either party’s intellectual property rights may weaken its competitive position; third parties may claim that either party’s products infringe their intellectual property rights; the rate and degree of market acceptance and clinical utility of the parties’ products; the success of ongoing and planned development programs, preclinical studies and clinical trials; the ability to identify and acquire or in license products and product candidates that satisfy Emergent’s selection criteria; the potential benefits of the parties existing collaboration agreements and the ability to enter into selective additional collaboration arrangements; the timing of and ability to obtain and maintain regulatory approvals for other product candidates; commercialization, marketing and manufacturing capabilities and strategy; and other factors identified in Emergent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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